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                                                             EXHIBIT 99.B5(f)(i)

                          INVESTMENT ADVISORY CONTRACT

                            MASTER INVESTMENT TRUST
                               111 Center Street
                          Little Rock, Arkansas  72201


                                                                  March 12, 1996


Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, California  94163

Dear Sirs:

         This will confirm the agreement between the undersigned (the "Trust") on behalf of the Asset Allocation Master Portfolio (the "Master Portfolio") and Wells Fargo Bank, N.A. (the "Adviser") as follows:

         1. The Trust is a registered open-end management investment company currently consisting of eight investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Master Portfolios"). The Asset Allocation Master Portfolio is one of the eight Master Portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of the Master Portfolio in the manner and in accordance with the investment objective and restrictions specified in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act"). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

         2. The Trust is engaging the Adviser to manage the investing and reinvesting of the Master Portfolio's assets and to provide the advisory services specified elsewhere in this contract to the Master Portfolio, subject to the overall supervision of the Board of Trustees of the Trust. Pursuant to an administration agreement between the Trust and an administrator (the "Administrator") on behalf of the Master Portfolios, the Trust has engaged the Administrator to provide the administrative services specified therein.

         3.      (a)      The Adviser shall make investments for the account of
the Master Portfolio in accordance with the Adviser's best judgment and consistent with the investment objective and restrictions set forth in the Trust's Registration Statement, the Act and the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees. The Adviser shall advise the Trust's officers and Board of Trustees, at such times as the Trust's Board of Trustees may
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specify, of investments made for the Master Portfolio and shall, when requested by the Trust's officers or Board of Trustees, supply the reasons for making particular investments.

                 (b) The Adviser shall provide to the Master Portfolio investment guidance and policy direction in connection with its daily management of the Master Portfolio's assets, including oral and written research, analysis, advice, statistical and economic data and information and judgments, and shall furnish to the Trust's Board of Trustees periodic reports on the investment strategy and performance of the Master Portfolio and such additional reports and information as the Trust's Board of Trustees and officers shall reasonably request.

                 (c) The Adviser shall pay the costs of printing and distributing all materials relating to the Master Portfolio prepared by it, or prepared at its request, other than such costs relating to proxy statements, Part As, reports for holders of beneficial interests ("Interests") of the Master Portfolio ("Holders") and other materials distributed to existing or prospective Holders on behalf of the Master Portfolio.

                 (d) The Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

         4. The Trust understands that the Adviser, in rendering its services to the Master Portfolio hereunder, may delegate certain advisory responsibilities hereunder to a sub-adviser (the "Sub-Adviser"), provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser and provided that any such delegation will not relieve the Adviser of its duties and obligations under this Contract. The Adviser will not seek to amend any such Sub-Advisory Contract to materially alter the obligations of the parties unless the Adviser gives the Trust at least 60 days' prior written notice thereof.

         5. Except as provided in the Trust's advisory contracts and administration agreement, the Trust shall bear all costs of its operations, including the compensation of its trustees who are not affiliated with the Adviser, the Administrator or any of their affiliates; advisory and administration fees; governmental fees; interest charges; taxes; fees and expenses of its independent auditors, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming Interests; expenses of preparing and printing Part As, Holders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of trustees, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Master Portfolio; expenses of Holders' meetings; expenses relating to the issuance, and any registration and qualification of, Interests of the Master Portfolio; pricing services, if any; organizational expenses; and any extraordinary expenses. Expenses attributable to one or more, but not all, of the Master Portfolios are to be charged against the assets of the relevant Master Portfolios. General expenses of the Trust are allocated among the Master Portfolios in a manner proportionate to the net assets of each Master Portfolio, on a transactional basis or on such other basis as the Board of Trustees deems equitable.





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         6.      The Adviser shall give the Trust and the Master Portfolio the benefit of the Adviser's best judgment and efforts in rendering services under this contract. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its Holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

         7. In consideration of the services to be rendered by the Adviser under this contract, the Master Portfolio shall pay the Adviser a monthly fee on the first business day of each month, at the annual rate of 0.50% of the first $250 million of the Master Portfolio's average daily net assets, 0.40% of the next $250 million, and 0.30% of the Master Portfolio's assets in excess of $500 million (as determined on each day that such value is determined for the Master Portfolio at the time set forth in the Registration Statement for determining net asset value per share) of the Master Portfolio's net assets during the preceding month. If the fee payable to the Adviser pursuant to this paragraph 7 begins to accrue after the beginning of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Master Portfolio's net assets shall be computed in the manner specified in the Registration Statement and the Trust's Declaration of Trust for the computation of the value of the Master Portfolio's net assets in connection with the determination of the net asset value of Master Portfolio Interests.

         8. If in any fiscal year the total expenses of the Master Portfolio or any registered investment company investing in the Master Portfolio ("Investing Company") incurred by, or allocated to, the Master Portfolio or any Investing Company, excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles, extraordinary expenses and amounts accrued or paid under any Rule 12b-1 Plan, but including the fees provided for in paragraph 7 and those provided for pursuant to the Master Portfolio's and/or Investing Company's administration agreement ("includable expenses"), exceed the most restrictive expense limitation applicable to the Master Portfolio and/or Investing Company imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall waive or reimburse that portion of the excess derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this contract is calculated under paragraph 7 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to the fee payable pursuant to the Master Portfolio's and/or Investing Company's administration agreement is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this contract and/or the Master Portfolio's





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and/or Investing Company's administration agreement contributing to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of the Master Portfolio's fiscal year, the Master Portfolio shall review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 8 for a fiscal year with respect to the Master Portfolio, the monthly fee set forth in paragraph 7 payable to the Adviser for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph 8. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of the Master Portfolio's net assets shall be computed in the manner specified in the last sentence of paragraph 7, and any reimbursements required to be made by the Adviser shall be made once a year promptly after the end of the Master Portfolio's fiscal year.

         9. This contract shall become effective on its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust or the Master Portfolio, without the payment of any penalty, by a vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

         10. Except to the extent necessary to perform the Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         11. Pursuant to Article V of the Trust's Declaration of Trust, no Trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever, in his or her official or individual capacity to any person, other than to the Trust or its Holders, in connection with Trust property or the affairs of the Trust, save only that arising from his or her bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duty to such person; and all such persons shall look solely to the Trust property (which may include any applicable insurance) for satisfaction of claims of any nature against a Trustee, officer, employee or agent of





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the Trust arising in connection with the affairs of the Trust.  Each Holder shall be jointly and severally liable (with rights of contribution inter se in proportion to their respective Interests in the Trust) for the liabilities and obligations of the Trust in the event that the Trust fails to satisfy such liabilities and obligations; provided, however, that, to the extent assets are available in the Trust, the Trust shall indemnify and hold each Holder harmless from and against any claim or liability to which such Holder may become subject by reason of his or her being or having been a Holder to the extent that such claim or liability imposes on the Holder an obligation or liability which, when compared to the obligations and liabilities imposed on other Holders, is greater than his or her interest (proportionate share), and shall reimburse such Holder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. The rights accruing to a Holder under Section 5.1 of the Trust's Declaration of Trust shall not exclude any other right to which such Holder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Holder in any appropriate situation even though not specifically provided herein. Notwithstanding the indemnification procedure described above, it is intended that each Holder shall remain jointly and severally liable to the creditors as a legal matter.

         In addition, no Trustee, officer, employee or agent of the Trust shall be liable to the Trust, Holders, or to any Trustee, officer, employee, or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his or her own bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties.

         12. This contract shall be governed by and construed in accordance with the laws of the State of California.





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         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                        Very truly yours,

                                        MASTER INVESTMENT TRUST,
                                        on behalf of the Asset Allocation
                                        Master Portfolio


                                        By:     /s/ RICHARD H. BLANK, JR.
                                                -----------------------------

                                        Name:   Richard H. Blank, Jr.
                                                -----------------------------

                                        Title:  Chief Operating Officer
                                                -----------------------------

ACCEPTED as of the date
set forth above:

WELLS FARGO BANK, N.A.


By:      /s/ ELIZABETH A. GOTTFRIED
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Name:    Elizabeth A. Gottfried
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Title:   Vice President
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By:      /s/ MICHAEL J. NIEDERMEYER
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Name:    Michael J. Niedermeyer
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Title:   Executive Vice President
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